Exhibit 10.1

PARTNERSHIP AGREEMENT

THIS AGREEMENT made effective the 15th day of March 2023, between SURECO & Partners Corp. (hereinafter the "Partners") and ARMA SERVICES INC, a corporation duly incorporated pursuant to the laws of the State of Nevada (hereinafter the "Corporation").

On the one hand, SURECO & PARTNERS CORP, a company legally incorporated in Panama with registered office in Panama City and with registration number (RUC) 155682637-2-2019 DV72, acting in its own name, represented by its founder and CEO, Jessica Jacob.

On the other hand, Arma Services Inc, a company legally incorporated in State of Nevada with registered office at 7260 W. Azure Dr., Suite 140-928, Las Vegas, Nevada, 89130 and registration number CIK.0001625285, acting in its own name, represented by its President Eric Eastwood Nixon.

WHEREAS SURECO & Partners has been retained by the ARMA Services· Inc. Corporation to provide certain Business Development and Partners services (the "Services"); Whereas the Partners provide consulting and advisory service in Climate Finance, identifying, developing, implementing, and monitoring sustainable activities, projects and programs related but not limited to Forestry, Agriculture and Technology in Climate Change.

WHEREAS the Corporation would retain the global expertise and partnerships to develop a portfolio of climate opportunities and programs related but not limited to forestry, agriculture, food security and technology under management to effectively constitute Climate Change Programs on a global scale.

NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE 1 - COMMENCEMENT AND TERM

1.1	Term

This Agreement shall be effective and assignable as of January 26, 2023 and, except as otherwise noted herein, supersedes, replaces and substitutes any and all previous agreements, contracts or understandings, oral or otherwise, which the Partners may have had, or executed, prior to January 26th, 2023. The Corporation shall contract for the Partner's services for an initial term of three (3) years (the "Initial Term"), subject to termination as per Article 4 hereunder.

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ARTICLE 2 - ASSIGNMENT

2.1	Services

The Partners shall provide services (the"Services") which shall include, without limitation, the identification and qualification of global opportunities related to climate change, negotiation of acquisition agreements,joint ventures or earn-in options with respect to such resource properties and opportunities, assistance in preparation of business plans and investor presentations, introduction to possible investors government institutions, and project owners, among others. The Partners shall perform its duties in the Partner's office and/or the Corporation's offices however, it is understood and agreed that the Partners, it's employees and consultants may be expected to travel on behalf of the Corporation when necessary for the fulfillment of the Services hereunder.

During the currency of this Agreement, the Partners are hereby retained to secure the minimum service equivalent to one full time individual consultant a month and its energies, interests, abilities and productive time to the proper and efficient performance of the Services under this Agreement. Notwithstanding the foregoing, it is understood and agreed that the Partners may have to dedicate on a case by case basis, additional human resources in providing specific services requested by the Corporation. In such cases the Partners and the Corporation will agree previously on the terms and conditions of those engagements. Furthermore, the Partners may engage in other contracts for similar services during the currency of this Agreement with the right of first refusal be made available to the Corporation. In the same manner, the Corporation may engage in other contracts for similar services during the currency of this agreement, with the right of first refusal be made to the Partners.

2.2	Fiduciary Status

The Partners acknowledges that: (i) by virtue of its position with the Corporation, the Partners may have the ability to exercise independent discretion in a manner which may be to the detriment of the Corporation; and (ii) accordingly the Partners and each of its employees, consultants or Partners, are each a fiduciary and shall owe the Corporation such duties and responsibilities as may be imposed in law or equity both during the term of this Agreement and for such period of time following the termination of this Agreement, howsoever caused, as may be determined to be reasonable in a court of law.

ARTICLE 3 - REMUNERATION

3.1	Fees

For the Initial Term the Corporation shall pay the Partners monthly expenses as agreed upon on a month basis in a timely manner. ("Base Monthly Expenses"). The Corporation and the Partners shall review the Base Fee on a timeline basis as agreed to by both. The Partners agrees and acknowledges that there will be no obligation for the Corporation to consider or to agree to any increase in the Base Fee in any given review.

Any additional Fee, interest, bonus or expense that are due, or will become due are to be paid to the Partners or a nominee of Partners's choice.

3.2	Base Fee Deferral

The Partners acknowledges that the Corporation initially may not have sufficient funds to pay the Base Fee in full, and consents and agrees to the deferral of maximum 20% of the Base monthly Fee for a period of up to six (6) months, which time frame can be extended by mutual agreement of the Partners and the Board for a maximum period not exceeding twelve (12) months. Deferred fees shall incur interest payable 10% per annum. Notwithstanding such deferral, the Corporation shall be immediately liable for all amounts deferred (with interest) and the Corporation shall pay the deferred amounts in full upon receipt of sufficient funds or as provided in Article 4 hereunder. Otherwise, deferred Base Fee shall be payable upon the terms mutually agreed by the Board and the Partners.

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3.3	Benefits

Any employee, consultant or Partners of the Partners performing the Services (the"Eligible Person") shall be eligible, subject to the Partner's prior agreement to participate immediately in any benefit plans established by the Corporation and generally made available to its employees. In accordance with and subject to the terms and conditions of the relevant benefit plans, any such Eligible Person may extend, at his/her option, benefit coverage to his/her immediate family members. As benefit plans are established, the Corporation and the Partners agree to meet to discuss premium cost-sharing arrangements.

3.4	Expenses

Consistent with its corporate policies, as established from time to time, the Corporation agrees to reimburse the Partners for expenses reasonably incurred in connection with the performance of the Service, upon being provided with proper vouchers or receipts. These expenses are to be reimbursed in full upon receipt of the invoices.

ARTICLE 4 - TERMINATION OF AGREEMENT

4.1	Termination by the Partners

If at any time the Partners wishes to voluntarily terminate this Agreement with the Corporation, other than for Good/Just Reason in the event of a Change of Control as defined and described below, the Partners must provide the Corporation with a minimum of two (2) months advance, written notice, which notice the Corporation can waive in whole or in part in its sole discretion, without further obligation to the Partners. In the event of such termination, all benefits to which the Partners or any Eligible Person would be normally entitled hereunder will cease on the Termination Date. The Partners agrees to diligently execute those transitional responsibilities and obligations outlined in Articles 4.4 and 5.1 of this Agreement following any announcement of his resignation.

4.2	Termination by the Corporation for Just Cause

This Agreement may be terminated by the Corporation at any time, without any notice, or pay in lieu of notice, for Just/Good Cause, provided, however, that before such termination the Corporation and the Partners agree to submit to arbitration or mediation to determine if Just Case exists. "Just Cause" shall be defined as follows:

(a)	the material breach of the Partners's fiduciary duties:
(b)	conviction for any act of theft, fraud, or dishonesty by the Partners, involving the property, business or affairs of the Corporation or the carrying out of the Services.
(c)	Others that could be agreed between the Partners and the Corporation.

In the event of any termination for Just Cause, and subject to a mediator or arbitrator ruling with respect to Termination Pay, all benefits to which the Partners or any Eligible Person is entitled under this Agreement will cease immediately on the Termination Date.

4.3	Termination by the Corporation Without Cause and Change of Control

For the purposes of this Section:

"Change of Control" shall mean and be defined as defined in the Business Corporations Act (Ontario), as amended.

"Termination" shall mean the termination by the Partners of this Agreement for "Good Reason" or for reasons other than as provided in sections 4.1 and 4.2 above, and the terms "Terminated" and "Terminate" shall have similar meaning.

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"Good Reason" shall mean (i) the substantial and detrimental alteration of the Services, as a result of a Change of Control; (ii) a significant and material reduction in the Base Fee and Bonus as a result of a Change of Control; (iii) the relocation of the place where the Services are to be performed, or (iv) termination of the Services for any other reason than Just Cause or on mutual consent.

"Termination Payment" shall mean the immediate payment of all amounts due for the Base Fee to the end of the then current Term of this Agreement and payment of any Bonus due at the time of termination, as set forth in Article 3.4 above, and any schedules thereto, and payment of any outstanding, deferred and accrued portion of the Base Fee on or before the 30th day after the last day on which services have been provided to the Corporation. In the event the Corporation does not have immediate funds with which to pay the Termination Payment, the Corporation shall issue a secured debenture in favor of the Partners over all the assets then existing of the Corporation.

Subject to the satisfaction by the Partners of its obligations in the event of a Change of Control, as described more fully below, in the event (i) the Agreement is terminated for any reason as a result of a Change of Control of the Corporation, or (ii) the Corporation, for any other reason, decides to terminate the Agreement without Just Cause, the Corporation agrees to provide the Partners with the Termination Payment.

The Partners acknowledges and agrees that the Termination Payment will be made in complete satisfaction of all obligations that the Corporation may have to the Partners arising from the termination of this Agreement, whether statutory or at common law.

In the event of any such Termination as herein provided, any options granted to the Partners will vest and become exercisable. Vested options may be exercised by the Partners in and for the time periods as are standard in a company stock option plan but in no event shall such Options be exercisable for more than 120 days following the Termination Date. For the,purposes of this Agreement, the phrase "cease to be employed" as referred to in the Plan shall mean or refer to the last day on which the Services were provided to the Corporation and shall specifically not include any period during which the Partners receives the Termination Payment, nor any period for common law or statutory notice.

In consideration for the Termination Payment as defined a herein, the Partners hereby undertakes to sign a full and final Release and Indemnity in favor of the Corporation and its officers, directors, and employees, releasing any and all claims against the Corporation, and any related entities, arising directly or indirectly out of the Agreement with the Corporation.

4.4	Partners's Obligations in the Event of a Termination, Change of Control or Voluntary Termination

It is understood and agreed that in the event of a Termination, howsoever caused, the Partners will prior to receipt of any Termination Payment which may be owing, perform all such duties and take all such actions as may reasonably be requested by the Board of Directors to assist in any transition.

4.5	Mitigation

Save as may be otherwise provided herein, the Partners shall not be obligated to mitigate any monies due under the Termination Payment and the amounts due from the Corporation under the Termination Payment shall not be reduced in the event the Partners has obtained any alternative engagement of a similar nature.

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ARTICLE 5 - DIRECTORS AND OFFICERS

5.1	Resignation

If any employee, consultant or Partners of the Partners is a director or officer at the relevant time, the Partners agrees that, after termination of this Agreement, howsoever caused, it will cause such person to immediately tender his/her resignation from any position he/she may hold as an officer or director of the Corporation or any of its affiliated or associated companies and assist the Corporation in the execution of any necessary resolutions or other filings.

ARTICLE 6 - COVENANTS OF THE PARTNERS

6.1	Confidentiality

The Partners acknowledges that in the course of providing the Services and fulfilling its obligations to the Corporation hereunder, the Partners will have access to, and will be entrusted with, information which would reasonably be considered confidential to the Corporation, the disclosure of which to competitors of the Corporation or to the general public will be highly detrimental to the best interests of the Corporation. Accordingly, the Partners agrees to execute and abide by the terms of any Confidentiality and Non Disclosure Agreement which may be requested by the Corporation and which, upon execution, shall form part of the terms and conditions of this Agreement.

a.	(i) The Receiving Party shall keep and maintain the Confidential Information in the strictest confidence and shall not disclose the Confidential Information to any third party

(ii) The Receiving Party shall use the Confidential Information only for the agreed purpose and for no purpose other than the sole and exclusive benefit of the Reporting Party.

(iii) The receiving Party agrees to use the same measures to maintain and safeguard the confidentiality of the Confidential Information of the Reporting Party that it uses for its own Confidential and Proprietary Information.

(iv) The Receiving Party may disclose Confidential Information only to those of its directors, officers, collaborators or Representatives as necessary, provided that such Representatives are regulated by confidentiality obligations towards the Receiving Party.

(v) The Receiving Party shall be responsible for compliance with the terms of this Agreement by its Representatives.

(vi) The Receiving Party shall return to the Reporting Party, any and all records, notes, documents and other written, printed or tangible materials, as well as those in any type of digital format in its possession relating to the Confidential Information immediately if the Reporting Party so requests in writing.

b.	The Receiving Party shall not copy, reproduce, analyze, decompile, disassemble, in whole or in part, reverse engineer or permit any Third Party to do the same, any product or tangible medium that constitutes, contains or in any way incorporates Confidential Information or in which Confidential Information is written or recorded and that involves the development of systems and processes that may constitute plagiarism.

c.	The Confidential Information and all rights, title and interest in it and in all improvements, edits and modifications to it by whoever is made are and will remain at all times the exclusive property of the Reporting Party. Nothing set forth below may be construed as granting any right or license under any patent, copyright, knowledge or design rights, or other form of industrial or intellectual property protection, or as creating an obligation on the part of either Party to enter into any business relationship at all orto purchase or offer for sale any service, item or product.

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6.2	Reasonable Terms

The Partners acknowledges that all of the provisions in this Agreement, given the fiduciary nature of the Partners's agreement with Corporation.

ARTICLE 7 - CONTRACT PROVISIONS

7.1	Headings

The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

7.2	Independent Advice

The parties confirm having had the opportunity to obtain independent legal advice regarding this Agreement. It is further agreed and acknowledged that this Agreement is the result of a negotiation between the parties and the rule of contra proferentem shall not apply to the interpretation of this Agreement.

7.3	Entire Agreement

This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein discussed or mentioned with reference to the Services. All promises, representations, collateral agreements, and understandings not expressly incorporated in this Agreement are hereby superseded by the within Agreement.

7.4	Severability

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein, and each such provision, in whole or in part, is deemed to be separate and distinct.

7.5	Notice.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

(a)	in the case of the Corporation:	ARMA SERVICES INC.
7260 W. Azure dr. Suite 140-928
Las Vegas, NV 89130

(b)	in the case of the Partners:	SURECO & Partners Corp
PH Ocean One, Costa del Este, 02006
Panama City, Panama

or to the last address of the Partners in the records of the Corporation or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

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7.7	Successors

This Agreement and all rights of the Partners hereunder shall ensure to the benefit of and be enforceable by its legal representatives, administrators and successors and shall ensure to the benefit of and be binding upon the Corporation, its successors, and assigns.

7.8	Currency

All dollar amounts set forth or referred to in this Agreement refer to US currency.

7.9	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.10	Conflict resolution.
a.	The Parties agree to attempt in good faith to resolve any dispute in a timely, friendly, and direct manner. Each Party shall endeavor to resolve any dispute or difference arising out of or in connection with this Agreement amicably through mutual consultation and shall seek agreement on the most reasonable option to resolve the dispute and act appropriately.

b.	Any dispute or difference arising out of or in connection with this Agreement, which cannot be resolved amicably between the Parties under the preceding paragraph, shall be finally resolved by arbitration under the rules of the selected country and in accordance with the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL) in force at an arbitrator appointed under such considerations.

c.	The arbitration will take place in Panama City, Republic of Panama. The resulting opinion shall be final and binding on the Parties and shall replace other remedies. The language of the arbitration shall be Spanish. The costs of the arbitration procedure shall be borne by the Party that is defeated by the arbitral award.

d.	This Agreement and the obligations of each Party shall be binding on the Parties and their Representatives, assigns and successors of that Party. Each party signs this Agreement through its authorized representative.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year above written.

SURECO & PARTNERS	ARMA SERVICES INC

Per: /s/ Jessica Jacob	Per: /s/ Eric Eastman Nixon
Name: Jessica Jacob	Name: Eric Eastman Nixon
Title: SURECO & Partners CEO	Title: President & CEO

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